Exhibit 10.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. COUNTERPARTY MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO COUNTERPARTY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Deutsche Bank

Deutsche Bank AG London
Winchester House
1 Great Winchester St,
London EC2N 2DB
Telephone: 44 20 7545 8000

c/o Deutsche Bank AG New York
60 Wall Street
New York, NY 10005
Telephone: 212-250-5977
Facsimile: 212-797-8826

June 2, 2005

Cephalon, Inc. (“Counterparty”)

145 Brandywine Parkway

West Chester, PA 19380

Attention: Kevin Buchi, Senior Vice President & Chief Financial Officer

Dear Sirs / Madam:

The purpose of this facsimile agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Deutsche Bank AG, acting through its London branch (“Deutsche”) and Counterparty on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER DEALER UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”).  DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY” OR “AGENT”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THIS TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and in the 2000 ISDA Definitions (the “Swap Definitions” and, together with the Equity Definitions, the “Definitions”) (in each case as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between the

Equity Definitions and the Swap Definitions, the Equity Definitions will govern, and between the Definitions and this Confirmation, this Confirmation will prevail. References herein to a “Transaction” shall be deemed to be references to a “Share Option Transaction” for the purposes of the Equity Definitions and to a “Swap Transaction” for the purposes of the Swap Definitions. For purposes of this Transaction, “Warrant Style”, “Warrant Type”, “Number of Warrants” and “Warrant Entitlement” (each as defined below) shall be used herein as if such terms were referred to as “Option Style”, “Option Type”, “Number of Options” and “Option Entitlement”, respectively, in the Definitions.

This Confirmation (together with all other Confirmations of Share Transactions between Deutsche and Counterparty with respect to Shares of the Issuer contemporaneously or previously entered into between them, notwithstanding anything to the contrary therein) shall supplement, form a part of, and be subject to an ISDA 1992 Master Agreement (Multicurrency—Cross Border) (the “Agreement”), as if, on the Trade Date of the first such Transaction between Deutsche and Counterparty, they had executed the Agreement (without any Schedule thereto) and specified that (1) the Automatic Early Termination provisions contained in Section 6(a) of such Agreement would apply, (2) Second Method and Loss would apply and (3) such Agreement would cover only Share Transactions with respect to Shares of the Issuer referred to herein.

Obligations under the Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, or any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under the Transaction, whether arising under the Agreement, this Confirmation, or any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.  In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) the Transaction and (ii) all other transactions between the parties hereto, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

The Agreement and each Confirmation thereunder will be governed by and construed in accordance with New York law without reference to choice of law doctrine and each party hereby submits to the jurisdiction of the Courts of the State of New York.

2.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June 2, 2005

Warrant Style:	European

Warrant Type:	Call

Seller:	Counterparty

Buyer:	Deutsche

Shares:	The shares of the common stock of Cephalon, Inc. (the “Issuer”), par value $0.01 per Share (Bloomberg ticker CEPH, ISIN US1567081096).

Number of Warrants:	17,130,621

Warrant Entitlement:	One (1) Share per Warrant

Strike Price:	$67.92

Premium:	$194,047,000

Premium Payment Date:	June 7, 2005

Exchange:	The Nasdaq National Market

Clearance System:	The Depository Trust Company

Calculation Agent:

Deutsche, whose determinations and calculations shall be binding in the absence of manifest error. The Calculation Agent will have no responsibility for good faith errors or omissions in making any determination or calculation as provided herein.

Procedure for Exercise:

Expiration Time:	The close of trading on the Exchange.

Expiration Date:	September 4, 2015

Automatic Exercise:	Applicable, subject to Section 3(a) below.

Settlement Terms:	Net Share Settlement, unless Counterparty elects Net Cash Settlement (as defined below).

Net Share Settlement:

Subject to Section 4 below, unless Net Cash Settlement applies, on the Settlement Date Counterparty shall deliver to Deutsche, through the Agent, a number of Shares equal to the Final Settlement Amount.

Net Cash Settlement Election:

Counterparty may elect, by notice in writing to Deutsche (given through the Agent), that Net Cash Settlement applies, in which case the Net Share Settlement terms set out above shall not apply. Such notice shall be given by Counterparty no later than five (5) Exchange Business Days prior to the Expiration Time on the Expiration Date.

Net Cash Settlement:	If Counterparty elects Net Cash Settlement, then on the Settlement Date Counterparty shall pay to Deutsche, through the Agent, the Net Settlement Amount.

Settlement Date:	The sixtieth (60th) Exchange Business Day following the Expiration Date, unless otherwise provided by Section 3(a) below.

Reference Price Period:

The period of forty (40) consecutive Valid Days commencing on the third Exchange Business Day following the Expiration Date, provided that if the Reference Price Period otherwise would exceed fifty (50) Exchange Business Days then such Reference Price Period shall end on such fiftieth (50th) Exchange Business Day.

Valid Day:	An Exchange Business Day on which there is no Disruption Event with respect to the Shares.

Disruption Event:	A Market Disruption Event as specified in Section

4.3(a)(ii) of the Equity Definitions (determined as if this Transaction were a Cash-settled Share Option Transaction) or a Settlement Disruption Event as specified in Section 6.5 of the Equity Definitions (determined as if this Transaction were a Physically-settled Share Option Transaction).

Final Settlement Amount:

The number of Shares, rounded up to the nearest whole Share, determined by the Calculation Agent to be equal to the quotient of (x) the related Net Settlement Amount divided by (y) the related Reference Price.

Net Settlement Amount:	The product of (x) the number of Warrants expiring on the Expiration Date multiplied by (y) the related Final Price Differential.

Final Price Differential:	An amount equal to the greater of (x) the excess of the related Reference Price over the Strike Price and (y) zero.

Reference Price:

The arithmetic average of the Volume Weighted Average Prices of the Shares on the Exchange for each Valid Day falling in the Reference Price Period, provided that if there are fewer than forty Valid Days within the Reference Price Period then the related Reference Price shall be the Calculation Agent’s reasonable, good faith estimate of the value of one (1) Share on the fiftieth Exchange Business Day of the Reference Price Period as if such day were a Valid Day.

Volume Weighted Average Price:

In respect of any Valid Day, the volume weighted average price per Share as displayed under the heading “Bloomberg VWAP” on Bloomberg Page CEPH <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on each such Valid Day, or if such Volume Weighted Average Price is not available, the Calculation Agent’s reasonable, good faith estimate of the volume weighted average price of the Shares on such Valid Day.

Adjustments:

Method of Adjustment:

Calculation Agent Adjustment. For the avoidance of doubt, any dividend paid with respect to the Shares shall be deemed an “extraordinary dividend” as such term is used in Section 9.1(e)(3) of the Equity Definitions.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Alternative Obligation; provided that notwithstanding the above, the Calculation Agent will determine if such Merger Event adjustment affects the theoretical value of this Transaction and if so, may in its sole discretion make the adjustment set forth in paragraph (A) under the definition of “Calculation Agent Adjustment” (as defined in the Equity Definitions) to the terms of this Transaction to reflect the characteristics (including without limitation, the volatility, dividend practice and policy, stock loan rate and liquidity) of the New Shares.

(b) Share-for-Other:	Cancellation and Payment, subject to the terms of Section 5 below.

(c) Share-for-Combined:	Cancellation and Payment, subject to the terms of Section 5 below.

Nationalization or Insolvency:	Cancellation and Payment, subject to the terms of Section 5 below.

3.     Excess Share Ownership Provisions:

Excess Share Ownership Provisions. Notwithstanding any other provision hereof, Deutsche may not receive Shares hereunder, whether in connection with the exercise of any Warrant hereunder or otherwise, and Automatic Exercise shall not apply with respect to any Warrant hereunder, if such receipt would cause Deutsche to become, directly or indirectly, the beneficial owner of more than 9.0 percent of the class of the Issuer’s equity securities that is comprised of the Shares for purposes of Section 13 of the Exchange Act (in such case, an “Excess Share Owner”).

Deutsche shall provide prior notice to Counterparty, through the Agent, if the receipt of Shares hereunder would cause Deutsche to become directly or indirectly, an Excess Share Owner; provided that the failure of Deutsche to provide such notice shall not alter the effectiveness of the provisions set forth in the preceding sentence and any purported exercise in violation of such provisions shall be void and have no effect.

If Deutsche is not permitted to receive Shares hereunder because such receipt would cause Deutsche to become, directly or indirectly, an Excess Share Owner, and Deutsche thereafter disposes of Shares owned by it or any action is taken that would then permit Deutsche to receive Shares hereunder without such receipt causing it to become, directly or indirectly, an Excess Share Owner, then Deutsche shall provide notice of the taking of such action to Counterparty, through the Agent, and Deutsche shall be permitted to receive Shares hereunder to the extent such receipt is otherwise permitted hereunder. If the foregoing provisions of this Section 3 are applicable to the exercise of any Warrant hereunder, the Expiration Date with respect to such Warrant shall be the date on which Counterparty receives such notice from Deutsche, and the related Settlement Date shall be as soon as reasonably practicable after receipt of such notice but no more than three (3) Exchange Business Days thereafter (but in no event shall the Settlement Date occur prior to the date on which it would have otherwise occurred but for the provisions of this paragraph (a)); provided that the related Net Settlement Amount shall be the same as the Net Settlement Amount but for the provisions of this Section 3.

4.     Delivery of Shares:

Subject to Section 9 below, if Counterparty is obligated to deliver Shares to Deutsche pursuant to the terms of this Confirmation (including, for the avoidance of doubt, pursuant to Section 5 hereof), Counterparty may elect to deliver such Shares in accordance with any of the following:

(a)                                  If, in the sole determination of Deutsche, such Shares can be delivered such that they will be freely tradable in the hands of Deutsche, then Counterparty may deliver such Shares to Deutsche without compliance with the procedures set forth on Appendix A or Appendix B hereto; provided, however, that, if in Deutsche’s sole determination such Shares would not be freely tradable in the hands of Deutsche, then Counterparty shall deliver such Shares in accordance with paragraph (b) or (c) below;

(b)                                 Counterparty may register such Shares and otherwise satisfy each of the terms and procedures set forth on Appendix A hereto (a “Registered Offering”) and deliver such Shares pursuant to such Registered Offering; provided that if no such Registered Offering is effected, Counterparty shall deliver such Shares in accordance with the procedures set forth on Appendix B hereto; or

(c)                                  Counterparty may, or if Counterparty is unable to deliver such Shares pursuant to the terms of paragraphs (a) and (b) above, shall, deliver such Shares pursuant to an offering that is exempt from the registration requirements of the Securities Act, and that shall otherwise comply with the terms and procedures (including the obligation, if applicable, to deliver additional Shares) set forth on Appendix B hereto (an “Exempt Offering”).

5.     Discharge of certain payment obligations:

Subject to Section 9 below:

(a)                                  For the purposes of this Section 5 the terms of Section 9.7 of the Equity Definitions shall be deemed to apply to this Transaction.

(b)                                 If Counterparty shall owe Deutsche any amount pursuant to Section 9.7 of the Equity Definitions (except in the event of a Nationalization, an Insolvency or a Merger Event in which the merger consideration to be paid to holders of Shares consists solely of cash) or pursuant to Section 6 of the Agreement (except in the event of an Event of Default, other than by virtue of Bankruptcy, with respect to which Counterparty is the Defaulting Party) (in any such case, such amount owed shall be a “Payment Obligation”), then Counterparty may elect to satisfy such Payment Obligation by delivering to Deutsche, through the Agent, Shares. If Counterparty fails to communicate such election to Deutsche by such time, it shall be deemed that Counterparty did not make such election and the terms of Section 9.7 of the Equity Definitions or of Section 6 of the Agreement, as the case might be, will apply.

(c)                                  If Counterparty makes such election, then Shares with a value (determined by the Calculation Agent acting to maximize the proceeds of the sale thereof (net of any fees and commissions, including without limitation, underwriting or placement fees at the time of such sale)) equal to the amount of the Payment Obligation described in paragraph (b) above shall be delivered in accordance with Section 4 of this Confirmation (and, if applicable, the terms set forth on Appendix A or Appendix B hereto, as applicable, shall apply mutatis mutandis); provided that for purposes of such application (i) any deliveries in respect thereof shall be made on the date of payment or delivery required by Section 9.7 of the Equity Definitions or Section 6 of the Agreement, as the case may be; and (ii) the Final Resale Date, in the case of an Exempt Offering, shall be the second Exchange Business Day immediately following such date of delivery.  For the avoidance of doubt, Section 6 of this Confirmation shall apply to any discharge of a Payment Obligation pursuant to this Section 5.

6.     Maximum Number of Shares to be Delivered:

Subject to Section 9 below, the maximum number of Shares that Counterparty shall be required to deliver to Deutsche in relation to this Transaction shall be equal to two times the total Number of Warrants covered by this Transaction (the “Maximum Number of Shares to be Delivered”).

7.     Additional Agreements of the Parties:

Subject to Section 9 below:

(a)                                  In the event of the bankruptcy of Counterparty (if it is the Issuer), Deutsche agrees that (1) Deutsche shall not have rights or assert a claim in respect of this Transaction that is senior in priority to the rights and claims available to the shareholders of the common stock of Counterparty, and (2) Deutsche shall not set off any claim in respect of this Transaction against any amounts owing by Deutsche to Counterparty under any other transaction between the parties.

(b)                                 The parties acknowledge that this Transaction is not secured by any collateral that would otherwise secure the obligations of Counterparty herein pursuant to the Agreement. Without limiting the generality of the foregoing, this Transaction will not be considered to create obligations covered by any collateral credit support annex to the Agreement and will be disregarded for the purposes of calculating any exposures pursuant to any such annex.

8.     Transfer:

(a)                                  Notwithstanding Section 7 of the Agreement, Deutsche may transfer its rights and obligations under this Transaction at any time in its sole discretion (subject to any applicable federal or state laws, regulations or other requirements).

(b)                                 Notwithstanding Section 7 of the Agreement, Counterparty may transfer its rights and obligations under this Transaction with the consent of Deutsche (such consent not to be unreasonably withheld), subject to any applicable federal or state laws, regulations or other requirements, and subject in all cases to Deutsche’s standard credit approval and compliance processes (including, without limitation, the execution and delivery by the transferee, if required by Deutsche, of a Credit Support Annex containing terms acceptable to Deutsche).

9.     Applicability and Inapplicability of Certain Provisions:

(a)                                  Sections 10(a) and (b) and Appendices A and B shall continue to apply to the Issuer, notwithstanding any transfer of its rights or other obligations in accordance with Section 8 above.

(b)                                 Sections 4, 5, 6 and 7 of this Confirmation shall not be applicable to Counterparty if Counterparty is not the Issuer or any of its affiliates.

10.   Additional Agreements, Representations and Covenants, Etc.:

(a)                                  Counterparty hereby represents and warrants to Deutsche, on each day from the Trade Date to and including the date that is the earlier of (i) the date by which Deutsche is able to initially complete a hedge of its position created by this Transaction and (ii) the date that is three (3) Exchange Business Days following the expiration of the period in which the Initial Purchaser is permitted to exercise its right to receive additional Convertible Senior Notes due 2015 of Counterparty issued on or about June 7, 2005 with an original principal amount of $800,000,000 (the “Reference Notes”) pursuant to the Initial Purchaser’s option to purchase additional Reference Notes, that:

(1)                                  it will not, and will not permit any person or entity subject to its control to, bid for or purchase Shares during such period; and

(2)                                  it has publicly disclosed all material information necessary for it to be able to purchase or sell Shares in compliance with applicable federal securities laws and that it has publicly disclosed all material information with respect to its condition (financial or otherwise).

(b)                                 Counterparty hereby agrees that from the Trade Date through to and including the Settlement Date, it will comply in all material respects with all corporate or, if applicable, similar laws affecting its ability to perform its obligations under this Transaction, including any such requirements of the Commission or any applicable law.

(c)                                  Counterparty hereby represents and warrants to Deutsche that (1) Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its legal, valid and binding obligation, enforceable against Counterparty in accordance with its terms; and (2) neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of, or require any consent under, the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(d)                                 If the Initial Purchaser party to the Underwriting Agreement (as defined below) exercises its right to receive additional Reference Notes pursuant to the Initial Purchaser’s option to purchase additional Reference Notes, then Deutsche and Counterparty will (i) enter into a confirmation for a Warrant on substantially identical terms, including pricing as reflected on the pricing grid provided by Deutsche to Counterparty on the date hereof, to this Confirmation with respect to such additional Reference Notes or (ii) amend this Confirmation to provide for such increase in Reference Notes (such additional confirmation or amendment to this Confirmation to provide for the payment by Deutsche to Counterparty of the additional premium related thereto).

Mutual Representations. Each of Deutsche and Counterparty represents and warrants to the other party that:

(i)                                     notwithstanding anything provided herein or the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of any Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure; and

(ii)                                  it is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”), this Transaction has been subject to individual negotiation by the parties, and no Transaction has been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA; it has entered into such Transaction with the expectation and intent that such Transaction shall be performed to its termination date; and

(iii)                               it is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined under the Securities Act; and

(iv)                              the assets used in this Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Sec. 2510-3-101; and

(v)                                 (A) it is entering into this Transaction as principal (and not as agent or in any other capacity); (B) neither the other party nor any of its agents are acting as a fiduciary for it; (C) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (D) it has not relied on the other party for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any view expressed by the other party or any of its agents; and (E) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

Additional Counterparty Representations. Counterparty represents, warrants, acknowledges that:

(i)                                     Counterparty is not as of the Trade Date, and will not be after giving effect to the transactions contemplated hereby, insolvent.

(ii)                                  Counterparty will immediately provide notice to Deutsche upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Termination Event or a Merger Event; provided, however, that should Counterparty be in possession of material non-public information regarding the Issuer, Counterparty will not communicate such information to Deutsche.

(iii)                               Counterparty has not entered into any Transaction with the intent of avoiding any regulatory filings.

Shares Reserved for Issuance.  Counterparty shall maintain a number of authorized but unissued Shares that are free from preemptive rights that at all times exceeds the sum of (x) the Maximum Number of Shares to be Delivered, plus (y) the aggregate number of Shares expressly reserved for any other use (including, without limitation, Shares reserved for issuance upon the exercise of options or convertible debt), whether expressed as caps or as numbers of Shares reserved or otherwise, and, notwithstanding the provisions of Section 5(a)(ii) of the Agreement, in the event of a failure by Counterparty to comply with the agreement set forth in this clause (v), there shall be no grace period for remedy of such failure.

Repurchase Notice.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Deutsche a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Warrant Equity Percentage as determined on such day is greater by 1.00% than the Warrant Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Warrant Equity Percentage as of the Trade Date).  The “Warrant Equity Percentage” as of any day is the fraction (A) the numerator of which is the number of Shares underlying this Transaction on such day and (B) the denominator of which is the number of Shares outstanding on such day.

Waiver of Jury Trial.   Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction.  Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

11.   Additional Termination Event:

The occurrence of each of the following events shall be an Additional Termination Event with respect to Counterparty (which shall be the sole Affected Party and this Transaction shall be the sole Affected Transaction):

(a)                                  the transactions contemplated by the Underwriting Agreement among the Issuer and Deutsche Bank Securities Inc., as Initial Purchaser, dated as of June 2, 2005 (the “Underwriting Agreement”) relating to the purchase of the Reference Notes shall fail to close as a result of any breach by the Issuer of its obligations thereunder, in which case the entirety of this Transaction shall terminate automatically (and, for purposes of determining Loss in relation to any such Additional Termination Event, it shall be assumed that all conditions to the exercise of the Warrants have occurred);

(b)                                 the occurrence of a Termination of Trading; and

(c)                                  the inability of Deutsche or any material increase in costs to Deutsche due to market conditions, illiquidity, illegality (including with respect to the Transaction hedge), lack of availability of market participants or otherwise, to establish, re-establish, unwind or maintain any hedging transaction necessary or desirable in the normal course of Deutsche’s business of hedging the price and market risk of entering into and performing under the Transaction (a “Hedge Event”); provided, however, that the occurrence of any Hedge Event shall be an Additional Termination Event solely with respect to the number of Warrants with respect to which such Hedge Event occurs (it being understood that if such number is less than the number of Warrants hereunder at the time such Hedge Event occurs, the Transaction shall continue on a number of Warrants with respect to which no Hedge Event and resulting termination has previously occurred).  “Material increase” as used herein shall mean (x) with respect to any Shares that Deutsche deems necessary or advisable to borrow to hedge the price and market risk of entering into and performing under the Transaction, an increase in the cost of borrowing such Shares on any day to an amount in excess of 100 basis points per annum, as determined by Deutsche and (y) with respect to any other hedging activity, a material increase as determined by Deutsche in its reasonable discretion.

In addition, if the transactions contemplated by the Underwriting Agreement shall fail to close for any reason other than those set forth above, then the entirety of this Transaction shall terminate automatically and no payments shall be required hereunder.

“Termination of Trading” means that the Shares are neither listed for trading on a U.S. national securities exchange nor approved for listing on Nasdaq or any similar U.S. system of automated dissemination of quotations of securities prices.

In calculating the amount payable by Counterparty to Deutsche in connection with any Additional Termination Event described above, the Calculation Agent shall make such calculation in good faith and in a commercially reasonable manner.

12.   Matters relating to the Agent:

(a)                                  Deutsche Bank AG, New York branch, in its capacity as Agent will be responsible for (i) effecting this Transaction, (ii) issuing all required confirmations and statements to Deutsche and Counterparty, (iii) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (iv) unless otherwise requested by Counterparty, receiving, delivering, and safeguarding Counterparty’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(b)                                 Agent is acting in connection with this Transaction solely in its capacity as Agent for Deutsche and Counterparty pursuant to instructions from Deutsche and Counterparty. Agent shall have no responsibility or personal liability to Deutsche or Counterparty arising from any failure by Deutsche or Counterparty to pay or perform any obligations hereunder, or to monitor or enforce compliance by Deutsche or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of Deutsche and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction. Agent shall otherwise have no liability in respect of this Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(c)                                  Any and all notices, demands, or communications of any kind relating to this Transaction between Deutsche and Counterparty shall be transmitted exclusively through Agent at the address to be provided.

(d)                                 The date and time of the Transaction evidenced hereby will be furnished by the Agent to Deutsche and Counterparty.

(e)                                  The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(f)                                    Deutsche and Counterparty each represents and agrees that this Transaction is suitable for it in the light of such party’s financial situation, investment objectives and needs.

13.   Account Details:

Payments to Agent:	To be advised

Payments to Deutsche:	To be advised

Payments to Counterparty:	To be advised

Deliveries to Counterparty:	To be advised

Deutsche is regulated by The Financial Services Authority and has entered into this Transaction as principal. The time at which this Transaction was executed will be notified to Counterparty (through the Agent) on request.

Please confirm that the foregoing correctly sets forth the terms of your agreement by signing and returning this Confirmation.

Yours faithfully,

DEUTSCHE BANK AG, acting through its New York branch and solely in its capacity as Agent

By:	/s/ Sunil Hariani

Name:	Sunil Hariani
Title:	Director

By:	/s/ Ellen Gardner

Name:	Ellen Gardner
Title:	Vice President

Confirmed as of the date first written above:

CEPHALON, INC. (“Counterparty”)

By:	/s/ J. Kevin Buchi

Name:	J. Kevin Buchi
Title:	Senior Vice President and Chief Financial Officer

DEUTSCHE BANK AG, LONDON

By:	/s/ Lee Frakenfield

Name:	Lee Frankenfield
Title:	Attorney-in-Fact

By:	/s/ Stanley Rowe

Name:	Stanley Rowe
Title:	Attorney-in-Fact

WARRANT

APPENDIX A

to the

CONFIRMATION

of a

TRANSACTION

between

DEUTSCHE BANK AG, LONDON

and

CEPHALON, INC.

Terms and Procedures Relating to a Registered Offering

The terms and procedures relating to a Registered Offering are as follows:

(a)           Prior to the beginning of the relevant Reference Price Period, Counterparty shall file with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, (the “Securities Act”) a registration statement on Form S-3 (or any successor form thereto) or such other form as is acceptable to Deutsche, in respect of a number of Shares equal to the Maximum Number of Shares to be Delivered; such registration statement shall have been declared effective with respect to such Shares (the “Registration Statement”) and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission.

(b)           To the extent required to effect such Registered Offering, Deutsche will use reasonable efforts, and shall use reasonable efforts to cause any Selling Agent engaged by Deutsche and any underwriter(s), to cooperate with Counterparty in order to comply in all material respects with the Registration Procedures. “Selling Agent” shall mean a broker dealer registered with the Commission under Section 15 of the Exchange Act, and for purposes of this Transaction, the Selling Agent may also be an underwriter.

(c)           Counterparty shall have reserved and have available, free from pre-emptive rights, out of its authorized but unissued capital stock the number of Shares of Capital Stock that would be issuable with respect to such payment, for the purpose of effecting the delivery of any amount of Shares due from Counterparty as provided in the Confirmation.

(d)           Counterparty, at the request of Deutsche, shall deliver an underwriting agreement reasonably acceptable to Deutsche, naming Deutsche, or its designee, as underwriter, together with such other agreements, certificates and instruments as Deutsche may reasonably require either pursuant to such underwriting agreement or as are customarily provided together with such underwriting agreement.

(e)           Counterparty shall have registered and qualified such Shares under such securities or “blue sky” laws of such States and other jurisdictions in the United States of America and Puerto Rico as Deutsche or any underwriter shall have reasonably requested, and shall have done any and all other acts and things as may be reasonably necessary to be done by Counterparty to enable Deutsche or any underwriter to consummate the disposition in such jurisdictions of the Shares covered by the Registration Statement; provided that Counterparty shall not be required to make any filing or take any action as a result of this paragraph (e) that would require Counterparty to qualify as a foreign corporation or file a general consent to service of process in any jurisdiction.

(f)            Counterparty shall have caused such Shares and the issuance thereof to be registered with or approved by such other governmental agencies or authorities in the United States of America as may be reasonably necessary to be done by Counterparty to enable Deutsche or any underwriter to consummate the disposition of such Shares.

(g)           Counterparty shall have (i) given Deutsche and its underwriter(s), if any, and their respective counsel and accountants, the opportunity to participate in the preparation of all materials filed or

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to be filed with the Commission pursuant to the requirements of either the Securities Act or the Exchange Act or any other governmental agency (the “Filed Materials”) on or after the first day of a sale period (a “Sale Period”), (ii) furnished to each of them copies of all such Filed Materials (and all documents incorporated therein by reference) sufficiently in advance of filing to provide them with a reasonable opportunity to review such documents and comment thereon, (iii) given each of them such access to its books and records and such opportunities to discuss the business of Counterparty with its officers and the independent public accountants who have issued a report on its financial statement as shall be reasonably necessary, in the opinion of Deutsche and such underwriter(s) or their respective counsel, to conduct a reasonable investigation (within the meaning of the Securities Act) with respect to such Filed Materials, (iv) delivered to Deutsche and its underwriter(s), if any, the financial statements of Counterparty filed with the Commission, (v) included in such Filed Materials material, furnished to Counterparty in writing, which in the reasonable judgment of Deutsche or its underwriter(s), if any, subject to the consent of Counterparty (which shall not be unreasonably withheld), should be included with respect to Deutsche, Deutsche’s underwriter(s) and the “Plan of Distribution”, including, without limitation, language to the effect that the holding by Deutsche of the Shares is not to be construed as a recommendation by Deutsche of the investment quality thereof and (vi) if requested by Deutsche, deleted from such Filed Materials any reference to Deutsche by name or otherwise if in the written opinion of counsel to Deutsche, acceptable in form and substance to Counterparty, such reference to Deutsche by name or otherwise is not required by the Securities Act or any similar Federal statute or applicable law then in force.

(h)           Counterparty shall have furnished to Deutsche and any underwriter, addressed to Deutsche and any such underwriter and dated the first day of the Sale Period, (i) an opinion of counsel for Counterparty (which opinion may be from internal counsel for Counterparty) and (ii) a “cold comfort” letter signed by the independent public accountants who have issued a report on Counterparty’s financial statements included in such Registration Statement, each in form and substance satisfactory to Deutsche and any such underwriter and their respective counsel covering substantially the same matters with respect to such Shares and the offering, sale and issuance thereof and the financial statements of Counterparty as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriter(s) in underwritten public offerings of securities and, in the case of the accountants’ letter, such other financial matters as Deutsche may have reasonably requested.

(i)            Counterparty shall have complied with all applicable provisions of the Securities Act and the Exchange Act, all applicable rules of the Commission and all other applicable laws, rules and regulations of any governmental or regulatory authority with respect to such Filed Materials and such Shares and the offering, sale and issuance thereof.

(j)            Counterparty shall have caused all such Shares to be listed on the Exchange and on each securities exchange on which similar securities issued by Counterparty are then listed.

(k)           Counterparty shall have provided a transfer agent and registrar for such Shares.

(l)            Counterparty shall have taken such other actions as Deutsche or any underwriter of such Shares shall have reasonably requested in order to expedite or facilitate the disposition of such Shares.

(m)          Counterparty shall provide Deutsche and its underwriter(s), if any, with indemnity and contribution in form and substance acceptable to Deutsche covering such matters relating to the Shares, the Filed Materials, and such other matters as Deutsche shall reasonably request.

(n)           Counterparty shall have paid all customary costs and expenses reasonably incurred in connection with the foregoing, including, but without limitation, all underwriting fees relating to the sale of the Shares.

(o)           Counterparty shall deliver all such registered Shares through the Clearance System.

(p)           If Counterparty is not the Issuer, then references above in this Appendix A to Counterparty shall be deemed to be references to the Issuer as necessary, and Counterparty agrees to use its best efforts to comply with the Registration Procedures set forth above.

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WARRANT

APPENDIX B

to the

CONFIRMATION

of a

TRANSACTION

between

DEUTSCHE BANK AG, LONDON

and

CEPHALON, INC.

Terms and Procedures Relating to an Exempt Offering

The terms and procedures relating to an Exempt Offering are as follows:

(a)           The Calculation Agent shall determine the Net Settlement Amount with respect to the related Expiration Date in accordance with the Settlement Terms set forth in the Confirmation.

(b)           On the Exchange Business Day following the end of the Reference Price Period, Counterparty shall deliver to Deutsche, in accordance with the other provisions of this Appendix B, the number of shares that the Calculation Agent reasonably estimates to be the number of Shares that will produce Net Proceeds (as defined below) at least equal to such Net Settlement Amount.

(c)           Deutsche, through the Selling Agent or any underwriter(s), shall sell all, or such lesser portion as may be required hereunder, of such Shares.

The proceeds of each sale in accordance with this Appendix B, net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of such sale, together with carrying charges and expenses incurred in connection with such offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) are referred to the “Net Proceeds” of such sale.

If the aggregate Net Proceeds of all such sales is less than the Net Settlement Amount for such Expiration Date, then:

(1)           on the date on which Deutsche determines that there was a shortfall (the “Shortfall Determination Date”) Deutsche shall notify Counterparty of the amount of such shortfall;

(2)           on the Exchange Business Day next succeeding the Shortfall Determination Date (the “Election Date”), Counterparty shall deliver to Deutsche, through the Agent, a notice of its election either to pay to Deutsche, through the Agent, an amount in U.S. Dollars equal to such shortfall or to deliver to Deutsche, through the Agent, additional Shares;

(3)           if Counterparty so elects to pay Deutsche such shortfall, then on the Currency Business Day next succeeding the Election Date Counterparty shall pay to Deutsche, through the Agent, an amount in U.S. Dollars equal to such shortfall; and

(4)           if Counterparty so elects to deliver additional Shares, then on the first Clearance System Business Day following the Election Date Counterparty shall deliver to Deutsche, through the Agent, additional Shares (meeting the conditions specified herein with respect to the Shares initially delivered to Deutsche under paragraph (b) above) in such number as the Calculation Agent reasonably estimates to be the number of Shares that will produce Net Proceeds at least equal to such shortfall, and thereafter Deutsche, through the Selling Agent or any underwriter(s), shall sell all, or such lesser portion as may be required hereunder, of such Shares.

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The provisions of this paragraph (c) shall be repeated with respect to such additional Shares until the aggregate Net Proceeds from the sales of all Shares delivered by Counterparty under paragraph (b) above and this paragraph (c) shall be at least equal to the Net Settlement Amount for such Expiration Date (with the date on which the final sale of Shares occurs being referred to herein as the “Final Resale Date” for such Expiration Date),provided that the aggregate number of Shares sold pursuant to this Appendix B with respect to all Expiration Dates shall not exceed the Maximum Number of Shares to be Delivered.

Deutsche shall retain all Net Proceeds of all such sales, provided that if the aggregate Net Proceeds of all such sales exceeds the Net Settlement Amount for such Expiration Date, then Deutsche will refund such excess to Counterparty in U.S. Dollars on the date that is three (3) Currency Business Days following such Final Resale Date. If any portion of the Shares delivered to Deutsche remains unsold after the Final Resale Date, then Deutsche shall return such unsold Shares to Counterparty on such Final Resale Date.

(d)           Counterparty agrees to comply with the reasonable requests of Deutsche, the Selling Agent, any placement agent and any purchaser of the Shares, and Deutsche agrees to use commercially reasonable means to effect each offer and sale of Shares at commercially reasonable prices in light of the market conditions and the circumstances of Counterparty at the time of such offer and sale. Counterparty hereby acknowledges that any Shares sold pursuant to an Exempt Offering may be sold at prices that are less than the prices that may otherwise be available if such Shares were to be sold pursuant to a registered public offering or at prices observed in the secondary market.

(e)           Neither Deutsche nor the Selling Agent nor any other party shall have any obligation to commence any offer and sale of any Shares in respect of an Exempt Offering until such conditions as any purchasers or the Selling Agent, or their respective counsel, may reasonably require are satisfied.

(f)            For purposes of this Appendix B, the Net Settlement Amount shall be deemed to be the Net Settlement Amount (determined as provided in the Confirmation to which this Appendix B is attached) plus an additional amount (determined from time to time by the Calculation Agent in its commercially reasonable judgment) attributable to interest that would be earned on such Net Settlement Amount (increased on a daily basis to reflect the accrual of such interest and reduced from time to time by the amount of Net Proceeds received by Deutsche as provided herein) at a rate equal to the open Federal Funds Rate plus the Spread for the period from, and including, such Settlement Date to, but excluding, the related Final Resale Date and calculated on an Actual/360 basis. The foregoing provision shall be without prejudice to Deutsche’s rights under the Agreement (including, without limitation, Sections 5 and 6 thereof).

As used in this paragraph (f), “Spread” means, with respect to any Net Settlement Amount, the credit spread over the applicable overnight rate that would be imposed if Deutsche were to extend credit to Counterparty in an amount equal to such Net Settlement Amount, all as determined by the Calculation Agent using its commercially reasonable judgment as of the related Settlement Date. Commercial reasonableness shall take in to consideration all factors deemed relevant by the Calculation Agent, which are expected to include, among other things, the credit quality of Counterparty (and any relevant affiliates) in the then-prevailing market and the credit spread of similar companies in the relevant industry and other companies having a substantially similar credit quality.

(g)           If Counterparty is not the Issuer, references above in this Appendix B to Counterparty shall be deemed to be references to the Issuer as necessary, and Counterparty agrees to use its best efforts to comply with the Registration Procedures set forth above.

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